Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Red Robin Gourmet Burgers, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-174672, 333-100458, 333-125443, 333-143458, and 333-151512 on Form S-8 of Red Robin Gourmet Burgers, Inc. of our reports dated February 27, 2018, with respect to the consolidated balance sheets of Red Robin Gourmet Burgers, Inc. and subsidiaries as of December 31, 2017 and December 25, 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Red Robin Gourmet Burgers, Inc.

/s/ KPMG LLP

Denver, Colorado
February 27, 2018